Exhibit 99.1

China Natural Gas Appoints Independent Auditor

NEW YORK, June 21 /PRNewswire-FirstCall/ -- China Natural Gas, Inc. OTC Bulletin Board: CHNG), one of the leading providers of compressed natural gas (CNG) for vehicular fuel in Xi'an, China, announced today that it has appointed Moore Stephens Wurth Frazer and Torbet, LLP, as its new independent auditor, effective immediately.

Qinan Ji, Chief Executive Officer of China Natural Gas stated, 'We believe that Moore Stephens' strong presence in China will provide us the auditing services and high standards we require as we execute our growth plans over the next two years. We look forward to working with this globally established accounting firm.'

About China Natural Gas, Inc.

China Natural Gas, Inc., ('CHNG'), is the first China-based natural gas company publicly traded in the US. It currently owns and operates a 120 kilometer long compressed natural gas pipeline in Xi'an, China, a fast growing Chinese city supported by a population of approximately eight million and is the 'gateway' to the broad Western regions of China. [Ashley, what about the 15 or so CNG filling stations?] CHNG has three profitable business segments: end user delivery of natural gas services to residential, commercial and industrial customers; wholesale natural gas to retail natural gas filling stations; and retail natural gas at company-owned natural gas filling stations. The city of Xi'an has approximately 20,000 taxis, 3,000 buses and 2,000 special purpose vehicles that are powered by compressed natural gas.

This press release may contain forward-looking statements. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the fluctuation of natural gas prices, the availability of natural gas supplies, changes in governmental regulations and/or economic policies.

SOURCE China Natural Gas, Inc.